ATLAS PEARLMAN, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33301

                                February 22, 2000

Shochet Holding Corp.
2351 East Hallandale Beach Boulevard
Hallandale, Florida 33998

         Re: Registration Statement on Form SB-2; Shochet Holding Corp. (the "Company"), Registration No. 333-92307 ("Registation
                  ---------------------------------------------------------
                  Statement")
                  -----------

Gentlemen:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company of 1,000,000 shares of common stock, par value $.001 per share ("Shares") plus up to an additional 150,000 Shares issuable in connection with the Underwriters' over-allotment option and 100,000 Shares issuable upon exercise of the Underwriter's Purchase Option.

         In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Articles of Incorporation and Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company authorizing the offering and the issuance of the Shares and the Shares underlying the Underwriter's Purchase Option and related matters;
(iii) the Registration Statement and the exhibits thereto; and (iv) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

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Shochet Holding Corp.
February 22, 2000
Page 2

         Based upon the foregoing, we are of the opinion that the Shares and the Shares underlying the Underwriter's Purchase Option have been duly and validly authorized and when issued and paid for in accordance with their terms will be fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use our name under the caption "Legal Matters" in the prospectus comprising part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in with the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                   Sincerely,

                                               /S/ ATLAS PEARLMAN, P.A.
                                               ---------------------------
                                               ATLAS PEARLMAN, P.A.